Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment to the Registration Statement on Form F-1 of Wah Fu Education Group Limited and subsidiaries of our report dated June 15, 2018 with respect to the consolidated balance sheets of Wah Fu Education Group Limited and subsidiaries as of March 31, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended March 31, 2018, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

June 15, 2018